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                                                             EXHIBIT 3.2


              CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                                PROGENITOR, INC.

     It in hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Progenitor, Inc.

     2. The Corporation hereby amends its Certificate of Incorporation as follows:

     The first paragraph of Paragraph FOURTH of the Certificate of Incorporation relating to the authorized number of shares of the Corporation, is hereby deleted and shall now read as follows:

     "FOURTH: The total number of shares of stock which the Corporation shall be authorized to issue is (i) Forty Million (40,000,000) shares of Common Stock, with Thirty-Nine Million (39,000,000) shares designated "Class A Common Stock" and One Million (1,000,000) shares designated "Class B Common Stock", each share having $.001 par value, and (ii) Three Million (3,000,000) shares of Preferred Stock, each share having $.01 par value. The rights, preferences, privileges and restrictions granted to and imposed upon the three classes of shares are set forth below in this Article."

     The following paragraph is hereby added to the end of Paragraph FOURTH relating to the Preferred Stock:

     "Section 7. PREFERRED STOCK. The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance."

     All remaining provisions of Paragraph FOURTH shall remain in full force and effect.

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified will be given to those stockholders who have not consented in writing thereto, as provided in
Section 228 of the General Corporation Law of the State of Delaware.

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     4.   The effective time of the amendment herein certified shall be upon the filing of this Certificate with the Secretary of State.

     IN WITNESS WHEREOF, we have hereunto signed our names and affirm that the statements herein are true under the penalties of perjury, as of the 20th day of July, 1994.

                               PROGENITOR, INC.



                              By:   /s/ Douglass Given, M.D.
                                    --------------------------------
                                    Douglass Given, M.D., President

Attest:

/s/ Jill M. Cohen
--------------------------
Jill M. Cohen, Secretary